SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-12

Caraustar Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Caraustar Industries, Inc. The meeting will be held on Wednesday, May 17, 2006, at 10:00 A.M. at the corporate headquarters of Caraustar Industries, Inc., 5000 Austell-Powder Springs Road, Suite 300, Austell, Georgia.

The primary business of the meeting will be to elect directors, to ratify the selection of our independent registered public accountants and to take action upon any other business that may properly come before the meeting or any adjournment or postponement thereof. The proposals are more fully explained in the enclosed proxy statement.

During the meeting, we will also report to you on the condition and performance of Caraustar and its subsidiaries, including developments during the past fiscal year. You will have an opportunity to ask appropriate questions of management on matters that affect the interest of all shareholders.

We hope to see you on May 17, 2006.  Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. We appreciate your continued interest in and support of Caraustar.

Sincerely yours,

CARAUSTAR INDUSTRIES, INC.

James E. Rogers Chairman of the Board	Michael J. Keough President and Chief Executive Officer

PHONE 770•948•3101       •       P.O. BOX 115      •      AUSTELL, GA 30168-0115

5000 AUSTELL-POWDER SPRINGS ROAD, SUITE 300      •      AUSTELL, GA 30106-3227

www.caraustar.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 17, 2006

The 2006 Annual Meeting of Shareholders of Caraustar Industries, Inc. (“Caraustar”) will be held on Wednesday, May 17, 2006, at 10:00 A.M., at Caraustar’s corporate headquarters, 5000 Austell-Powder Springs Road, Suite 300, Austell, Georgia, for the following purposes:

1.	To elect four Class II directors to serve until the 2009 Annual Meeting of Shareholders;

2.	To consider and act on a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm to audit the books of Caraustar and its subsidiaries for the year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 10, 2006, as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

Wilma Elizabeth Beaty Corporate Counsel and Corporate Secretary

April 17, 2006

PLEASE COMPLETE AND RETURN THE ENCLOSED APPOINTMENT OF PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR APPOINTMENT OF PROXY AND VOTE YOUR OWN SHARES.

PROXY STATEMENT

The following proxy statement is furnished in connection with the solicitation by the Board of Directors of Caraustar Industries, Inc. (the “Company”) of proxy appointment forms to be used at the Annual Meeting of Shareholders of the Company to be held on May 17, 2006, at 10:00 A.M., at the corporate headquarters of Caraustar Industries, Inc., 5000 Austell-Powder Springs Road, Suite 300, Austell, Georgia, and at any adjournment or adjournments thereof.

The Company is mailing its 2005 Annual Report, including financial statements, with this proxy statement to each shareholder of record. These items, together with the proxy appointment form, are first being mailed to shareholders on or about April 17, 2006. Any shareholder may receive an additional copy of the Annual Report, free of charge, by sending a written request to our Corporate Secretary, Wilma Beaty, at the corporate headquarters address above.

Please complete, date and sign the accompanying proxy appointment form and return it to ensure that your shares are voted at the meeting. You may revoke the appointment of proxy at any time before it is exercised by submitting to the Corporate Secretary written notice of revocation or a properly executed appointment of proxy of a later date, or by attending the meeting and electing to vote in person. All shares represented by valid proxy appointment forms timely received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will vote in favor of the election to the Board of Directors of the four Class II director nominees named in this proxy statement, and the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm to audit the books of the Company and its subsidiaries for the year ending December 31, 2006.

The Company will bear the entire cost of preparing this proxy statement and of soliciting the enclosed proxy appointment forms. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers and other record holders to send proxy appointment forms and proxy material to the beneficial owners of the Company’s common stock and secure their voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxy appointment forms from shareholders, either personally or by telephone, telegram or special letter.

March 10, 2006 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting and, accordingly, only record holders of shares of the Company’s common stock, $.10 par value (the “Common Shares”) at the close of business on March 10, 2006 will be entitled to notice of and to vote at the meeting.

The number of outstanding Common Shares entitled to vote as of the record date was 29,066,176. Each Common Share is entitled to one vote. In accordance with North Carolina law and the Company’s bylaws, a majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum for the election of directors and ratification of the selection of the Company’s public accounting firm. Abstentions and broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum.

With regard to the election of directors, votes may either be cast in favor of or withheld from any or all nominees, and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election. The proposal to ratify the selection of its public accounting firm will be approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes, if any, will not count as votes cast and therefore will have no effect on the outcome of the vote on any of the proposals.

SHARE OWNERSHIP

As of March 10, 2006, the only class of voting securities the Company had issued and outstanding was its Common Shares. On that date there were 29,066,176 Common Shares outstanding. The following table sets forth the names of, and the numbers and percentages of Common Shares beneficially owned as of March 10, 2006 by: (a) each person known to the Company to own beneficially 5% or more of the Company’s outstanding Common Shares; (b) each director and director nominee; (c) each executive officer of the Company identified in the Summary Compensation Table under the caption “Executive Compensation”; and (d) all executive officers and directors of the Company as a group. A “beneficial owner” of Common Shares is a person who has either the voting or investment power, or both, alone or shared with others, over such Common Shares. Each of the individuals listed below possesses sole voting and investment power with respect to the Common Shares listed opposite his or her name unless noted otherwise.

	Common Shares Beneficially Owned
Name and Address† of Beneficial Owner	Number(1)	Percent
Goldman Sachs Asset Management, L.P., et al. 32 Old Ship New York, NY 10005	3,347,247	11.6%

Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	3,019,408	8.4%

FMR Corp., et al. 82 Devonshire Street Boston, MA 02109	2,172,549	7.6%

Michael J. Keough(5)	240,000	*

Jimmy A. Russell(6)	213,166	*

Ronald J. Domanico	131,379	*

Thomas C. Dawson(7)	101,060	*

John R. Foster(8)	79,480	*

Gregory B. Cottrell(9)	49,118	*

Steven L. Kelchen	42,500	*

William A. Nix, III(10)	36,200	*

Barry A. Smedstad(11)	33,945	*

James E. Rogers	23,843	*

Dennis M. Love	15,658	*

Daniel P. Casey(12)	12,054	*

Robert J. Clanin	11,966	*

Charles H. Greiner, Jr.	9,859	*

L. Celeste Bottorff	6,775	*

Eric R. Zarnikow	4,859	*

John T. Heald, Jr.	382	*

Directors and executive officers as a group (17 persons)	912,044	4.0%

†	Addresses are furnished only for each person known to the Company to own beneficially 5% or more of the Company’s outstanding Common Shares.

(1)	Includes the following shares subject to stock options exercisable within 60 days after March 10, 2006: Mr. Keough — 141,000; Mr. Russell — 61,486; Mr. Domanico — 80,000; Mr. Dawson — 42,204; Mr. Foster — 50,030; Mr. Cottrell — 27,376; Mr. Kelchen — 20,000; Mr. Nix — 22,000; Mr. Smedstad — 23,875; Mr. Rogers — 9,930; Mr. Love — 8,930; Mr. Casey — 3,930; Mr. Clanin — 6,930; Mr. Greiner — 3,000; Ms. Bottorff — 3,930; Mr. Zarnikow — 3,000; Mr. Heald — 0; directors and executive officers as a group — 507,621.

(2)	The amount and nature of the shares beneficially owned are based on an amended Schedule 13G filed on or about February 6, 2006. Of the shares reported, Goldman Sachs Asset Management reports sole voting power over 2,680,334 shares and sole dispositive power over 3,347,247. Goldman Sachs Asset Management disclaims beneficial ownership of any securities managed on its behalf by third parties.

(3)	The amount and nature of the shares beneficially owned are based on an amended Schedule 13G filed on or about February 6, 2006. Of the shares reported, Dimensional Fund Advisors reports these shares based on its role as investment adviser or manager to certain investment companies, trusts and accounts. It reports sole voting and dispositive power over all these shares, but disclaims beneficial ownership of all such shares.

(4)	The amount and nature of the shares beneficially owned are based on an amended Schedule 13G filed on or about February 14, 2006. Of the shares reported, FMR Corp. and the other reporting persons report for Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. that serves as investment adviser. FMR Corp. and the other reporting persons report sole dispositive power over all these shares but sole voting power over none of these shares.

(5)	Includes 10,500 shares held in a family living trust with Mr. Keough’s wife.

(6)	Includes 12,604 shares held in a 401(k).

(7)	Includes 30,477 shares registered in the name of Mr. Dawson’s wife.

(8)	Includes 15,056 shares held in a 401(k).

(9)	Includes 6,912 shares held in a 401(k).

(10)	Includes 1,390 shares registered in the name of Mr. Nix’ wife and 2,500 shares held in a 401(k).

(11)	Includes 5,070 shares held in a 401(k).

(12)	Includes 5,000 shares held in an IRA.

*	Denotes ownership of less than 1% of the Company’s Common Shares.

SHAREHOLDER RETURN

The following graph compares the cumulative total shareholder return on the Company’s Common Shares for the years 2000 through 2005 with (a) the cumulative total return of the S&P 400 Index and (b) the cumulative total return of the S&P Paper & Forest Products Index. All cumulative returns assume the investment of $100.00 in each of the Company’s Common Shares, the S&P 400 Index and the S&P Paper & Forest Products Index on December 31, 2000 and assumes the reinvestment of dividends.

ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors is divided into 3 classes (I, II and III). Directors are elected by class, generally for terms of three years. Two directors, Bob M. Prillaman and Russell M. Robinson, II will retire from the Board effective as of the 2006 Annual Meeting. Effective February 16, 2006, the Board of Directors increased the size of the Board from ten to eleven until the 2006 Annual Meeting to accommodate the appointment of John T. Heald Jr., who is temporarily serving as a Class II director until the 2006 Annual Meeting and will stand as a nominee for election at the 2006 annual Meeting to succeed Mr. Prillaman as a Class II director. In addition, the Board of Directors recommended Ronald J. Domanico, of the Company, to stand as a nominee as a Class II director to fill the vacancy created by Mr. Robinson’s retirement from the Board of Directors. The size of the Board will be accordingly reduced from eleven to ten. Michael J. Keough and Charles H. Greiner, Jr., both incumbent Class II directors whose terms expire at this Annual Meeting, will stand for re-election as Class II directors at the meeting.

It is intended that the persons named in the accompanying proxy appointment form will vote only for the four nominees for Class II director, except to the extent authority to so vote is withheld with respect to one or more nominees. Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that the Common Shares represented by the accompanying proxy appointment form will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee and recommended by the Board of Directors, at the discretion of the holder of such proxy.

The Board unanimously recommends a vote FOR each of the director nominees.

Director Information

Set forth below are each continuing director and each nominee’s name, age, current principal occupation (which has continued for at least five years unless otherwise indicated) and the name and principal business of the corporation in which that occupation is carried on, the year each incumbent was first elected to the Board, and all positions and offices presently held with the Company and directorships in other publicly held companies. None of the following nominees or directors is related (as first cousin or closer) by blood, marriage or adoption to any other nominee, director or person who may be deemed to be an executive officer of the Company.

CLASS I DIRECTORS

(Incumbents to serve until 2008 Annual Meeting)

DENNIS M. LOVE (50), President and Chief Executive Officer, Printpack Inc., Atlanta, Georgia, a manufacturer and converter of flexible packaging materials. Mr. Love was appointed a director in February 1999. Mr. Love also serves as a director of AGL Resources Inc.

L. CELESTE BOTTORFF (52), Group Marketing Director Food Service Division, The Coca-Cola Company, Atlanta, Georgia. Ms. Bottorff has been a member of Caraustar’s board since June 2003. Ms. Bottorff is Group Marketing Director, Food Service Division of The Coca-Cola Company and has over 28 years of experience in industrial management, marketing and strategy. Prior to her tenure at The Coca-Cola Company, she was Senior Vice President/Marketing & Strategy for AHL Services, Inc., a leading provider of marketing fulfillment, customer service and merchandising services to Fortune 500 companies.

ERIC R. ZARNIKOW (46), Senior Vice President and Treasurer, The ServiceMaster Company, Downers Grove, Illinois, a company that provides services to residential and commercial markets. Mr. Zarnikow has been a member of Caraustar’s board since February 2005. Mr. Zarnikow currently serves as Senior Vice President and Treasurer of The ServiceMaster Company and has held that position since December 1999.

NOMINEES FOR CLASS II DIRECTORS

(Nominees for election to serve until 2009 Annual Meeting)

RONALD J. DOMANICO (47), Senior Vice President and Chief Financial Officer, Caraustar Industries, Inc. Mr. Domanico has been employed by the Company since October 2002. Prior to joining the Company, Mr. Domanico served as Executive Vice President and Chief Financial Officer of AHL Services, Inc., a provider of marketing services, from 2000 to 2002. Mr. Domanico is standing as a nominee for election to the Board.

CHARLES H. GREINER, JR. (59), Senior Vice President (Retired), International Paper Company, a global paper and paper distribution, packaging and forest products company. Mr. Greiner served as Senior Vice President Commercial Development, Printing Papers of International Paper from 2003 until his retirement in

June 2004 and as Senior Vice President, Printing and Communications Papers of International Paper Company from 1999 to 2003. Mr. Greiner has been a director of the Company since October 2004. Mr. Greiner also serves as director of Mohawk Fine Papers, Inc.

JOHN T. HEALD JR. (60), President (Retired), John H. Harland Company/Harland Printed Products, Decatur, Georgia. Prior to his retirement Mr. Heald served as President of Harland Printed Products for three years. From 2001 until 2002, Mr. Heald was President and Chief Executive Officer of Baldwin Technology Company. Mr. Heald also served as Executive Vice President-Operations for Sappi Fine Paper North America from 1999 to 2000. Mr. Heald was appointed by the Board in February 2006 to serve as a Class II director until the 2006 Annual Meeting. Mr. Heald also serves as a director of American Nutrition Incorporated.

MICHAEL J. KEOUGH (54), President and Chief Executive Officer, Caraustar Industries, Inc. Mr. Keough has been employed by the Company since March 4, 2002, initially serving as its Senior Vice President and Chief Operating Officer from March 4, 2002 through December 31, 2004, and as President and Chief Executive Officer since January 1, 2005. He has served as a director since October 2002. Prior to joining the Company, Mr. Keough served as President and Chief Operating Officer of Gaylord Container Corporation in Deerfield, Illinois from April 2000 through March 1, 2002. In 2002, Gaylord Container Corporation merged with a subsidiary of Temple-Inland Inc.

CLASS III DIRECTORS

(Incumbents to serve until 2007 Annual Meeting)

DANIEL P. CASEY (63), Vice Chairman and Chief Financial Officer (Retired), Gaylord Container Corporation, a major integrated producer of brown paper packaging products. Mr. Casey served as Vice Chairman of the Board of Directors and Chief Financial Officer of Gaylord Container Corporation from 2000 until his retirement in 2002. Mr. Casey has served as a director of the Company since June of 2003. In 2002, Gaylord Container Corporation merged with a subsidiary of Temple-Inland Inc. Mr. Casey also serves as a Director of Amcol International.

ROBERT J. CLANIN (62), Senior Vice President and Chief Financial Officer (Retired), United Parcel Service. Mr. Clanin served as Senior Vice President and Chief Financial Officer of United Parcel Service from 1994 until his retirement on January 1, 2001 after 31 years of service. Mr. Clanin has been a director of the Company since May 2001. Mr. Clanin also served as a director of United Parcel Service between 1996 and 2000. Mr. Clanin currently serves as a director of the John H. Harland Company, Serologicals Corporation, and Clockwork Home Services, Inc.

JAMES E. ROGERS (60), President, SCI Investors Inc., Richmond, Virginia, a private equity investment firm. Mr. Rogers has been President of SCI Investors Inc. since April 1993. From 1993 to 1996, Mr. Rogers also served as Chairman of Custom Papers Group, Inc., a paper manufacturing company. Mr. Rogers has been a director of the Company since November 1993. Mr. Rogers also serves as a director of Wellman, Inc., Owens & Minor, Inc., Cadmus Communications Corporation, Mohawk Fine Papers, Inc. and New Market Corporation.

GOVERNANCE OF THE COMPANY

Meetings of the Board of Directors

Both the Board of Directors and management at the Company highly value strong and accountable corporate governance and believe that an attentive, performing Board is a tangible competitive advantage. Members of the Board are kept informed of the Company’s business through discussions with management, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. The Board of

Directors held six meetings during 2005. Other than Mr. Zarnikow, all directors attended at least 75% of the aggregate total number of meetings of the Board and the Board committees on which they serve. The Board typically schedules a meeting in conjunction with the Company’s annual meeting of shareholders and expects that all directors will attend the annual meeting absent a schedule conflict. All of our directors, except Messrs. Greiner and Robinson attended the 2005 Annual Meeting.

The Company’s independent directors meet in regularly scheduled executive sessions without management present. Mr. Rogers, the Chairman of the Board, presides over these sessions.

Director Independence

The Board has determined that none of the Company’s directors or nominees, other than Messrs. Keough and Domanico, has any relationship that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these individuals is “independent” within the meaning of NASDAQ rules.

All of the members of our Audit Committee, Compensation and Employee Benefits Committee and Nominating and Corporate Governance Committee are independent directors under these standards. In addition, the Board has determined that the members of the Audit Committee meet the heightened standards of independence under the Securities Exchange Act of 1934 applicable to members of a public company audit committee.

Board Committees

The Board currently has four standing committees: an Audit Committee, a Compensation and Employee Benefits Committee, a Nominating and Corporate Governance Committee and an Executive Committee. In 2005, all of these committees, other than the Executive Committee were comprised solely of independent directors, within the meaning of NASDAQ rules. The charters for all committees are posted on the Company’s website.

Ms. Bottorff, Mr. Casey (chairman) and Mr. Zarnikow serve on the Audit Committee. The Audit Committee reviews the results and scope of the annual audit of the Company’s financial statements and the services provided by the Company’s independent registered public accounting firm and oversees on behalf of the Board of Directors the Company’s accounting, auditing and financial reporting processes, its systems of internal control, compliance with legal and regulatory requirements and the independent auditor’s qualifications and independence. The Audit Committee met nine times in 2005. Additional information regarding the Audit Committee is set forth below under “Ratification of Appointment of Independent Registered Public Accounting Firm.”

Mr. Clanin, Mr. Greiner, and Mr. Love (chairman) serve on the Compensation and Employee Benefits Committee. The Compensation and Employee Benefits Committee establishes and reviews the compensation criteria and policies of the Company and administers the Company’s equity compensation plans. The Compensation and Employee Benefits Committee met five times in 2005. It is anticipated that upon the election of Mr. Heald as a Class II director, he will serve on the Compensation and Employee Benefits Committee. Additional information regarding the Compensation and Employee Benefits Committee is set forth below under “Executive Compensation.”

Mr. Clanin, Mr. Robinson (chairman), and Mr. Rogers serve on the Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee recommends nominees for election to the Board of Directors and advises on other matters of organizational structure and corporate governance. The Nominating Committee met two times in 2005. Additional information regarding the Nominating Committee is set forth below under “Director Nominations.”

Mr. Keough, Mr. Robinson and Mr. Rogers (chairman) currently serve on the Executive Committee. The Executive Committee generally has the power and authority of the Board, to be exercised between meetings of the Board of Directors or in emergencies, except that the Executive Committee does not have power and authority that is specifically delegated to another committee of the Board of Directors established by resolution or the Company’s bylaws or to take actions that may not by law be delegated by the Board of Directors to a committee. The Executive Committee met once in 2005.

Director Nominations

Among the purposes of the Nominating Committee are to help determine the appropriate composition of the Board and to assist the Board in identifying qualified candidates to become Board members. The Nominating Committee is to discharge these responsibilities by making recommendations to the Board regarding the size and composition of the Board and the criteria for selecting Board candidates. The Nominating Committee is also charged with overseeing the search for qualified Board candidates (including the evaluation of candidates suggested by shareholders or otherwise) and recommending to the Board the director nominees to be presented for shareholder approval at each annual meeting of shareholders and any candidates to fill Board vacancies that arise between annual meetings. Its other material functions are outlined in a written charter adopted by the Board, which was amended in February 2006 and is attached to this proxy statement as Appendix A.

New Board candidates are typically examined by a screening and interview process that includes meetings with senior management and independent directors who are available, as representatives of the Nominating Committee or the Board (such as the Chairman of the Board), to meet with the candidates. Although the Nominating Committee is not obligated to consider, or give particular weight to, any minimum criteria when considering potential director candidates, the Nominating Committee generally considers a number of factors, such as the candidate’s relevant training and business experience, the candidate’s independence from management, the candidate’s integrity, character, and capacity for exercising leadership and mature judgment, the candidate’s potential fit with the size and composition criteria established for the Board, and the nature of the candidate’s other commitments. When current Board members are considered for re-nomination, they are not required to re-interview, but the Nominating Committee considers the prior contribution of those directors and whether their re-election would be consistent with the Nominating Committee’s recommendations regarding the size and composition of the Board and its committees and with applicable NASDAQ and SEC regulatory requirements.

Article III, Section 3 of the Company’s bylaws sets forth the process by which shareholders may submit nominations of director candidates for consideration at the Company’s annual meeting. See “Proposals for 2007 Annual Meeting of Shareholders” for more information regarding this process. Any shareholder who wishes to have the Nominating Committee and the Board consider nominating a particular individual as a director should follow this same process. Any shareholder candidates suggested for nomination in accordance with this process will be considered and evaluated by the Nominating Committee in accordance with the Nominating Committee’s charter and the process described above for all new Board candidates.

With respect to the directors standing for election at this Annual Meeting, all are incumbents standing for re-election except Messrs. Domanico and Heald. Mr. Domanico has been nominated for election as a Class II director to fill the vacancy created by Mr. Robinson’s retirement from the Board. Mr. Heald was appointed by the Board in February 2006 as a Class II director to serve until this Annual Meeting and has been nominated for election as a Class II director to fill the vacancy created by Mr. Prillaman’s retirement from the Board. Mr. Heald was identified and recommended to the Nominating Committee by Mr. Greiner, based on a previous work experience and Mr. Heald's experience in the Company's industry and in human relations management, which the Nominating Committee considered to be a valuable asset for the Board. Mr. Heald was first interviewed by members of the Nominating Committee and management in 2004 and was contacted in 2005 when it appeared that a vacancy would occur on the Board. The Nominating Committee recommended his nomination as a Class II director and the Board concurred. Mr. Domanico is the Senior Vice President and Chief Financial Officer of the

Company and was recommended to the Nominating Committee by Mr. Keough. In his capacity as an officer of the Company, Mr. Domanico is known by the Nominating Committee and the Board and has made significant contributions to the Company since 2002. Although in these instances the Nominating Committee did not deem it necessary to use the services of a paid third party search firm, it reserves the ability to do so in the future as it deems necessary for the identification of future director candidates.

Director Compensation

In 2005, each director who is not an employee of the Company was paid an annual retainer of $50,000 for serving as a director. One half of this annual retainer was paid in Common Shares of the Company. The other half was paid in cash in quarterly installments. The Chairman of the Board received an additional annual retainer of $25,000 (one half of which was paid in Common Shares), the chairman of the Audit Committee received an additional annual retainer of $7,500 (one half of which was paid in Common Shares) and the chairman of each other committee received an additional annual retainer of $3,500 (one half of which was paid in Common Shares). Each non-employee director also received an annual grant of options to purchase 3,000 Common Shares. In addition, all non-employee directors were paid a fee of $2,000 per meeting for attending in-person meetings of the Board of Directors, $1,000 for participation in telephonic Board meetings, $1,000 per in-person committee meeting attended and $500 per telephonic committee meeting. All directors were reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board.

Shareholder Communications

Any shareholder who wishes to communicate with our Board of Directors, or one or more individual directors, can write to them at this address:

Caraustar Industries, Inc.

Board of Directors Communications

c/o Director of Internal Audit, Jonathan Corley

5000 Austell-Powder Springs Road

Suite 300

Austell, Georgia 30106-3227

Your letter should indicate that you are a shareholder. The Board has instructed the Director of Internal Audit to promptly forward all communications so received to the full Board or any individual Board member or members to whom the communications are addressed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of reports furnished to the Company during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to its executive officers and directors and any greater than 10% beneficial owners were complied with, except that (i) the issuance of 3,562 Common Shares to Wilma Beaty which was required to be filed in February 2005 was not filed on Form 3 until June 2005 and (ii) the surrender of 1,534 Common Shares by Thomas Brown took place on June 8, 2005, but was filed late on Form 4 on June 16, 2005.

EXECUTIVE COMPENSATION

Report of the Compensation and Employee Benefits Committee

The following report shall not be deemed to be "soliciting material" nor shall it be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Philosophy and Objectives

At Caraustar, the Compensation and Employee Benefits Committee of the Board has broad responsibility to tailor the compensation and benefit programs of the Company to fit the strategic, financial, and operational goals of the Company. The Committee oversees the design and administration of executive compensation programs, as well as the Company’s primary employee benefit programs, with a view toward compensating key management and employees consistent with these Company goals. Its other material functions are outlined in a written charter adopted by the Board, which was amended in February 2006 and is attached to this proxy statement as Appendix B. Each member of the Committee is appointed by the Board and has been determined to be an independent director within the meaning of applicable NASDAQ rules.

In general, the compensation philosophy of the Committee is to align the interests of key management of the Company directly with those of the shareholders. The specific objectives of Caraustar’s executive compensation programs are: to increase shareholder value by improving Company performance; to align management incentives with the performance of the business units directly affected by the executive’s leadership; and to attract and retain high quality executive talent. The Committee strives to meet these objectives by ensuring that the design of the incentive programs are appropriate, that each executive’s compensation is explicitly related to financial, operational, and individual achievement, and that the Company’s compensation levels are generally competitive with those of comparable businesses.

Executive Compensation Program

There are three primary components of Caraustar’s executive compensation program: base salary, an annual incentive bonus, and the Long-Term Equity Incentive Plan. Each of these elements is outlined below.

Base Salary.    Base salaries are designed to provide a competitive component of executive pay based on an executive’s position, scope of responsibilities, and experience. The Committee periodically engages compensation consultants and uses industry survey data to ascertain competitive executive base salary levels for companies of comparable size and/or in similar industries. Salary levels for executive officers are generally reviewed and adjusted annually, usually effective March 1 of the calendar year, unless a promotion or other change in responsibilities warrants a review at another time. In 2005 the Committee approved base salary increases for the Company’s executive officers averaging 6.7% and ranging from 3.3% to 15.5%. This included a 3.5% increase to $550,000 per year for Mr. Keough to recognize his promotion from Chief Operating Officer to Chief Executive Officer. For 2006, after reviewing the competitive compensation data and other relevant information, the Committee approved base salary increases for the Company’s senior executive officers averaging 4.9% and ranging from 0% to 9.3%.

Annual Incentive Bonus.    In general, the annual incentive bonus program rewards senior executives and key management for achieving financial targets that are established each year by the Committee, for either the Company as a whole or for individual business units. In 2005, these measurements were, for executive officers, EBITDA (Earnings Before Interest Tax Depreciation and Amortization) and EPS (Earnings Per Share) and for other participants, either Income from Operations for the Company or a combination of Income from Operations for the Company and for the participant’s business unit. In addition, a portion of each participant’s bonus is based on the achievement of individual goals, which in the case of named executives were approved by the Committee in early 2005. There were approximately 127 employees who were eligible for this plan, including the Chief Executive Officer and eight other members of his executive team. The specific target for each individual executive, expressed as a percentage of base salary, was established by the executive’s level of responsibility within the Company and approved by the Committee. Annual incentives are typically awarded in cash.

In 2005 the nine senior executives had an opportunity to earn up to 120% of base salary for financial performance. The senior executives also had an opportunity to earn up to 30% of base salary for achieving individual goals approved by the committee. The target was 15% for achievement of individual goals. The committee approved total incentives for the senior executives averaging 30% of the executive’s base salary: which consisted of 13.5% for the achievement of personal goals and 16.5% for EBITDA. The amounts of the incentive awards ranged from $67,725 to $168,129 and were awarded in accordance with the financial targets established by the Committee in early 2005 and after careful review and assessment of the individual goals set and the specific performance of each executive.

Long-Term Equity Incentive Plan.    Caraustar’s Long-Term Equity Incentive Plan is designed to focus management attention on long-range goals and to reward consistent improvements in shareholder value over long periods of time. There are approximately 127 Caraustar employees eligible to participate in this program. Long-term compensation is usually delivered through awards of a combination of non-qualified stock options and performance-accelerated restricted stock (PARS), under the provisions of the Company’s 2003 Long-Term Equity Incentive Plan. Stock options are issued with exercise prices no lower than the closing share price on the day of the grant. Each issuance of PARS generally vests after a seven-year holding period, which is accelerated if the company’s share price reaches a predetermined level before the end of the seven-year period. In 2005 the Committee did not approve the grant of options under the Long-Term Equity Incentive Plan.

While the Committee did not approve a grant of options or PARS in 2005, it believes strongly that significant equity ownership by Caraustar management is in the best interest of the Company’s shareholders and did approve a grant on March 2, 2006. Additionally, the Committee measures the senior executives and key managers’ progress against established guidelines for share ownership. These guidelines would apply essentially to the same group of employees who are eligible for the Long-Term Equity Incentive Plan. Each manager has a period of five years to reach the established parameter based on level of responsibility. If adequate progress is not made each year towards the established goals, the Committee has the discretion to pay annual incentives in the form of equity instead of cash to facilitate meeting the share ownership objectives.

The Committee established the following guidelines for equity ownership, expressed as a multiple of annual base salary assuming a per share reference price of twenty dollars:

Chief Executive Officer	5X
Chief Financial Officer	3X
Other Senior Executives	1X
Key Managers	.5X

CEO Compensation

Mr. Keough received a salary increase of 8.7%, increasing his base salary from $575,000 to $625,000, which the Committee believed was appropriate based on its review of Mr. Keough’s individual performance and the successful completion of his individual goals. Mr. Keough’s compensation and benefits are further detailed below under “Employment Agreements” in the description of Mr. Keough’s amended and restated letter agreement regarding his employment.

Tax Considerations

The Committee believes it appropriate to take into account the tax consequences of employee benefits design and the award of executive compensation as a way of balancing the interests of the Company with those of participants in the Company’s plans. With regard to executive compensation, Section 162(m) of the Internal

Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company’s chief executive officer or any of the four most highly compensated executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). Although the current cash compensation levels of the Company’s executives generally remain well below the $1 million limit, the Committee believes that it is generally desirable to comply with Section 162(m) when applicable. The Committee also believes, however, that it is appropriate to take into account considerations other than tax treatment, such that compensation actions may not always qualify for tax deductibility under Section 162(m) or other favorable tax treatment to the Company.

COMPENSATION COMMITTEE:

Dennis M. Love, Chairman

Robert J. Clanin

Charles H. Greiner, Jr.

Compensation Committee Interlocks and Insider Participation

During 2005, no member of the Compensation and Employee Benefits Committee was an employee or officer of any company that had an officer of the Company as a director.

Summary Compensation Table

The following table sets forth information concerning the compensation for the years ended December 31, 2003, 2004 and 2005 for those persons who were, at December 31, 2005, the chief executive officer of the Company and the Company’s four other most highly compensated executive officers (collectively, the “Named Officers”).

Summary Compensation Table

		Annual Compensation(1)		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)		Securities Underlying Options (#)		All Other Compensation ($)
Michael J. Keough President & Chief Executive Officer	2005	$560,417	$168,125	$38,955		—		$11,467
	2004	$481,667	$173,400	$1,167,925	(2)	65,000	(5)	$25,915	(3)
	2003	$375,000	$45,000	$102,360	(4)	16,000	(5)	$20,470	(3)

Ronald J. Domanico Vice President & Chief Financial Officer	2005	$400,000	$123,600	$—		—		$10,500
	2004	$361,867	$133,391	$306,900	(2)	18,000	(5)	$6,096	(3)
	2003	$348,500	$31,365	$76,770	(4)	12,000	(5)	$6,000	(3)

Jimmy A. Russell Vice President	2005	$363,093	$105,660	$—		—		$8,400
	2004	$350,555	$126,198	$102,300	(2)	6,000	(5)	$6,150	(3)
	2003	$337,784	$27,023	$76,770	(4)	9,000	(5)	$6,000	(3)

Thomas C. Dawson (6) Vice President	2005	$316,000	$88,164	$—		—		$8,400
	2004	$305,000	$106,750	$85,250	(2)	5,000	(5)	$6,150	(3)
	2003	$242,158	$19,373	$21,325	(4)	1,500	(5)	$6,000	(3)

Steven L. Kelchen (7) Vice President	2005	$308,333	$97,125	$84,150		—		$10,500
	2004	$100,833	$20,000	$—		15,000	(5)	$6,150	(3)

(1)	Certain amounts may have been expended by the Company that may have had value as a perquisite or personal benefit to the Named Officers. The total value of such benefits, however, did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of any Named Executive Officer for the fiscal year reported.

(2)	This amount represents the value of restricted Common Shares granted on December 1, 2004, based on a closing price of $17.05 per share. Other than as described below with respect to certain restricted Common Share grants to Mr. Keough in connection with his promotion to President and Chief Executive Officer, these restricted Common Shares will vest on the 7th anniversary of the date of grant unless, at any time after the first anniversary of the grant, the closing price of the Common Shares is at or above $20.00 for each of 20 consecutive trading days. If that occurs, these restricted shares will immediately vest. The terms of 25,000 of the restricted Common Share grants included in Mr. Keough’s amount are identical to those described above, except that the accelerated vesting threshold price is $18.00 rather than $20.00; and 3,500 of the restricted Common Share grants included in Mr. Keough’s amount vested on June 1, 2005 (see “— Employment Agreements” below for more information on these grants to Mr. Keough). Dividends will be paid on all these restricted Common Shares as and when they are paid on other Common Shares. As of December 31, 2005, the market value of restricted Common Shares held by the Named Officers (based on a closing price of $8.85 on December 31, 2005) was: for Mr. Keough, $606,225; for Mr. Domanico, $159,300; for Mr. Russell, $53,100; and for Mr. Dawson, $44,250.

(3)	The reported amounts include the following employer matching contributions under the Company’s 401(k) plan: $8,400 for all Named Officers for 2005; $6,150 for all Named Officers other than Mr. Domanico who received $6,096 for 2004; $6,000 for all Named Officers for 2003. The reported amounts also include $18,798 and $13,365 for relocation expenses paid by the Company in 2004 and 2003 respectively, for Mr. Keough; and $22,909 for relocation expenses paid by the Company in 2005 for Mr. Kelchen. The reported amounts also include $2,100 for a Company Retirement Contribution to the Company’s 401(k) plan for Messrs. Keough, Domanico and Kelchen. The balance of the amounts shown for Mr. Keough represent the portion of term life and travel accident insurance premiums paid by the Company on terms not otherwise available to all salaried employees.

(4)	This amount represents the value of restricted Common Shares granted on September 1, 2003, based on a closing price of $8.53 per share. Under their terms, these restricted Common Shares vested on September 30, 2004, the first date following the first anniversary of grant on which the closing price of the Common Shares equaled or exceeded $13.00 per share for each of 20 consecutive trading days.

(5)	This amount represents traditional options with exercise prices per share not less than 100% of the fair market value of the Common Shares on the date of grant.

(6)	Mr. Dawson became an executive officer of the Company in December, 2003.

(7)	Mr. Kelchen became an executive officer of the Company in August, 2004.

Option Exercises and Year-End Value Table

The following table sets forth certain information concerning options exercised by, and unexercised options held by, the Named Officers as of December 31, 2005.

Aggregated Option Exercises in Last

Fiscal Year and FY-End Option Value

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Keough	0	0	118,000	23,000	$5,960	$4,760
Ronald J. Domanico	0	0	61,500	18,500	$13,995	$6,745
Jimmy A. Russell	0	0	49,114	5,372	$13,820	$2,340
Thomas C. Dawson	0	0	33,954	750	$8,590	$390
Steven L. Kelchen	0	0	20,000	0	0	0

(1)	The fair market value used for computations in this column was $8.69, which was the closing market price of the Company’s Common Shares on December 31, 2005.

Equity Compensation Plan Information

The table below contains information about the compensation plans and individual compensation arrangements that were in place as of December 31, 2005, under which the Company has equity securities authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,508,959	(1)	$18.71	3,103,699	(2)
Equity compensation plans not approved by security holders (3)	110,000		$8.54	—

Total	1,618,959		$17.51	3,103,699

(1)	This amount represents (i) 54,440 Common Shares issuable upon the exercise of options outstanding under our 1996 Directors Equity Plan, (ii) 989,547 Common Shares issuable upon the exercise of options outstanding under our 1998 Key Employee Incentive Compensation Plan and (iii) 464,972 Common Shares issuable upon the exercise of options outstanding under our 2003 Long-Term Equity Incentive Plan.

(2)	There are no securities available for future issuance under the 1998 Key Employee Incentive Compensation Plan, or the 1996 Directors Equity Plan. An aggregate of 2,605,099 are available for future issuance under the 2003 Long-Term Equity Incentive Plan, which amount differs from the aggregate number of securities represented in the above table by 498,600, the amount approved by the Compensation and Employee Benefits Committee on March 2, 2006 and subsequently issued by the Company.

(3)	This amount represents Common Shares issuable upon the exercise of options granted to Mr. Keough and Ronald J. Domanico in March 2002 and October 2002, respectively, in connection with their hiring. These grants were issued outside of the 1998 Long Term Equity Incentive Plan due to a limitation in the plan that allowed no more than 10,000 shares of common stock for which stock options could be granted to any participant in any calendar year.

As required by the letter agreement establishing the terms and conditions of Mr. Keough’s employment, the Company granted to Mr. Keough options to purchase 60,000 restricted Common Shares at an exercise price equal to $8.65 per share, the fair market value of the Common Shares on his date of hire in 2002. These options, which expire in 2012, are subject to vesting at a rate of 25% per year over a four-year period.

Similarly, as required by the letter agreement establishing the terms and conditions of Ronald J. Domanico’s employment, the Company granted to Mr. Domanico options to purchase 50,000 restricted Common Shares at an exercise price equal to, $8.40 per share, the fair market value of the Common Shares on his date of hire in 2002. These options also expire in 2012 and are subject to vesting at a rate of 25% per year over a four-year period.

Retirement Plans

Substantially all of the Company’s non-union employees participate in a defined contribution pension plan established by the Company on January 1, 2005, whereby the Company makes an additional annual contribution under the Company’s 401(k) retirement savings plan to each non-union employee based upon the employee’s years of service. The amount of this additional contribution will range from 1% for employees with less than 5 years of service up to 4% for employees with 25 or more years of service. For purposes of this contribution, the Named Officers (other than Messrs. Dawson and Russell, whose pension benefits are not subject to the suspension described below) had the following estimated credited years of service as of December 31, 2005: Mr. Keough, 4 years; Mr. Domanico, 3 years; and Mr. Kelchen, 1 year.

Through December 31, 2004, substantially all of the Company’s then current employees participated in a non-contributory defined benefit pension plan. The pension plan provides for retirement, disability and death benefits. Employees who retire at the normal retirement age of 65 and receive their benefits as a single life annuity are entitled to annual pension benefits generally equal to 0.75% of average annual compensation, multiplied by their number of years of credited service. Average annual compensation is the highest average compensation received by an employee for any consecutive five-year period during the last 10 consecutive plan years of an employee’s participation in the plan. Average annual compensation is defined as an employee’s gross wages, excluding fringe benefits (salary and bonus columns of the Summary Compensation Table).

Prior to April 1, 2000, when the annual benefit formula was changed to the formula described above, the annual benefit was calculated as follows: 1.35% times average annual compensation, multiplied by the number of years of credited service (not greater than 33 years), less 0.65% of final average annual compensation (defined as average annual compensation for the last three consecutive calendar years preceding retirement, up to the taxable wage base as established by the Social Security Administration) for each year of credited service at normal retirement date (not greater than 33 years). The new formula removed the offset to social security and the 33-year service cap for all salaried and hourly non-bargained employees covered in the plan. Benefit accruals under the old formula through March 31, 2000 were frozen and participants age 50 with 10 or more years of service became entitled to receive the greater of the benefit provided under the old formula or the new formula.

Effective December 31, 2004, the Company suspended further pension benefits for certain employees covered by the defined benefit pension plan. The suspension froze the accrued pension benefits for all employees who are not subject to a collective bargaining agreement and who do not qualify for continued benefits based on years of service and age requirements. Of the Named Officers, Messrs. Dawson and Russell were unaffected by this suspension and will continue to accrue additional benefits and years’ of service under the plan.

The Company also maintains a Restoration Plan (the “Plan”) which supplements the Company’s other retirement benefits by providing specified executive officers of the company additional retirement benefits to which they otherwise would be entitled under the Company’s pension plan in the absence of certain limitations imposed by the Internal Revenue Code. On November 7, 2005, the Company amended the Plan in connection with the Compensation and Benefits Committee’s annual review of the agreements. The amendment will diminish risk for executive officers in the Plan, caused in part by the Company’s decision to freeze its qualified defined benefits plan by optional forms of payment subject to Board approval, and clarifying certain provisions to conform with procedures and calculations under the Company’s defined contribution plan. The benefits payable under the Plan are based on the pension plan formula as in effect prior to April 1, 2000, but without regard to the taxable wage base established by the Social Security Administration or the 33-year maximum limit on credited years of service. Each participant’s final Plan benefit is determined by calculating this pre-2000 pension plan benefit and subtracting from it the benefit payable to the participant under the pension plan.

The following table shows the estimated annual benefits payable upon retirement to employees participating in the pension plan and entitled to the greater of the benefit provided under the old formula or the new formula, as supplemented by the Plan, at specified compensation levels and years of service:

Combined Retirement Plans Estimated Annual Benefits

Average Annual Compensation	Credited Years of Service
	10	15	20	25	30	35	40	45
150,000	16,919	25,378	33,837	42,297	50,756	59,215	67,674	76,134
200,000	23,669	35,503	47,337	59,172	71,006	82,840	94,674	106,509
250,000	30,419	45,628	60,837	76,047	91,256	106,465	121,674	136,884
300,000	37,169	55,753	74,337	92,922	111,506	130,090	148,674	167,259
350,000	43,919	65,878	87,837	109,797	131,756	153,715	175,674	197,634
400,000	50,669	76,003	101,337	126,672	152,006	177,340	202,674	228,009
450,000	57,419	86,128	114,837	143,547	172,256	200,965	229,674	258,384
500,000	64,169	96,253	128,337	160,422	192,506	224,590	256,674	288,759
550,000	70,919	106,378	141,837	177,297	212,756	248,215	283,674	319,134
600,000	77,669	116,503	155,337	194,172	233,006	271,840	310,674	349,509
650,000	84,419	126,628	168,837	211,047	253,256	295,465	337,674	379,884

At December 31, 2005, the estimated credited years of service and average annual compensation under the retirement plans for each of the Named Officers were as follows: Mr. Kelchen, 16 years and $338,131 (credited years’ of service includes service with prior employer); Mr. Keough, 29 years and $558,122 (credited years’ of service includes service with prior employer); Mr. Domanico, 3 years and $418,389; Mr. Russell, 31 years and $373,441; and Mr. Dawson, 33 years and $295,352.

Employment Agreements

On July 15, 2004, the Company and Mr. Keough amended and restated its February 13, 2002 letter agreement with Mr. Keough in connection with his anticipated promotion to Chief Executive Officer on January 1, 2005. The amended and restated letter agreement established Mr. Keough’s initial annual base salary as Chief Executive Officer at $550,000, with subsequent increases in base salary to be determined by the Board. In addition, it states that the Company will continue to provide Mr. Keough with $1,000,000 in life insurance, a supplemental long-term disability benefit to ensure the replacement of at least 75% of his base salary in the event of a qualifying disability, dues for a local country club, an annual allowance for financial planning services, and 25 years of credit for service in the industry for purposes of the Company’s short-term disability plan and the Restoration Plan (with the total benefit payable under the Restoration Plan to be offset by payments from qualified plans of prior employers). The Company also agreed in the letter agreement to continue to nominate Mr. Keough to the Board. In addition, pursuant to this amended and restated letter agreement, on December 1, 2004, Mr. Keough received one-time grants of 3,500 restricted Common Shares that will vest on the six month anniversary of the grant date, options to purchase 25,000 Common Shares and 25,000 PARS that will vest if, at any time after the 1st anniversary of the date of grant, the closing price of the Common Shares is at or above $18.00 per share for each of 20 consecutive trading days.

Mr. Keough’s employment under the amended and restated letter agreement runs for an indefinite term. If his employment is terminated other than upon his death or disability or for cause, as defined in the agreement, or upon a change in control of the Company, the agreement provides that he will be entitled to a severance benefit equal to at least 24 months’ base salary and benefits.

On October 1, 2002, the Company entered into a letter agreement with Ronald J. Domanico setting forth certain terms and conditions of his employment. The letter agreement establishes Mr. Domanico’s initial annual base salary at $340,000 and provides that subsequent increases in his base salary are to be determined by the

Board. Pursuant to the letter agreement, the Company has provided Mr. Domanico with membership in a country club (with annual expenses capped at $10,000), a relocation allowance of $40,000, an annual allowance for financial planning services, immediate participation in the Restoration Plan, a supplemental long-term disability plan to ensure the replacement of at least 75% of his salary in the event of a qualifying disability, and 10 years of service credit for purposes of the Company’s short-term disability plan.

Mr. Domanico’s employment under the letter agreement runs for an indefinite term. If his employment is terminated other than upon his death or disability or for cause, as defined in the agreement, the agreement provides that he will be entitled to a severance benefit equal to at least 12 months’ base salary and benefits.

On August 31, 2004, the Company entered into a letter agreement with Steven L. Kelchen setting forth certain terms and conditions of his employment. The letter agreement established Mr. Kelchen’s initial annual base salary at $300,000 and provides that subsequent increases in his base salary are to be determined by the Board. It also provided for an annual bonus at the Company’s discretion under the terms of the Company’s 2003 Long-Term Equity Incentive Plan with a guaranteed bonus for plan year 2004 of not less than $20,000 and for plan year 2005 of not less than 25% of his base salary earned during that plan year. Pursuant to the letter agreement, Mr. Kelchen received one-time grants under the 2003 Long Term Equity Incentive Plan of 15,000 non-qualified stock options; 7,500 shares of restricted stock, vesting after one year of employment, and 10,000 shares of Performance Accelerated Restricted Stock with a target vesting price of $20.00 per share subject to a one-year blackout period. The letter agreement also provided for full relocation services, membership in a country club with an allowance of up to $300 per month for monthly dues and a one-time reimbursement of up to $10,000 in initiation fees; 15 years of credit for service in the industry for purposes of the Company’s short-term disability plan and the Restoration Plan with the total benefit payable under the Restoration Plan to be offset by any vested benefit payments from qualified plans of former employer.

The term of Mr. Kelchen’s employment under the letter agreement is indefinite. In the event his employment is terminated other than because of death or disability (as defined in the agreement), by him for any reason, for cause (as defined in the agreement), or upon a change in control of the Company, the agreement provides him a severance benefit equal to at least six months’ continuation of his then current base salary and benefits coverage in place at the time of termination.

Change in Control Severance Agreements

The Company has a change in control severance agreement with each of the Named Officers and the Company’s other executive officers in order to ensure their continued service in the event of a change in control of the Company. Each of the agreements provides that the individual will receive a severance benefit upon the termination of his or her employment without cause, or voluntarily for good reason, within two years after a change in control. The severance benefit is equal to the lesser of (i) two years’ base salary or (ii) the highest amount that would not result in any “excess parachute payment” under federal tax laws. On November 7, 2005, the agreements were amended to additionally require the Company to: (i) issue cash payments to the executives for projected incentive plan payments equal to the average annual incentive bonus paid to the executive in the last two years; (ii) allow, for up to two years, the continuance of health and welfare benefits to the executives and the executives’ dependants on substantially the same basis as the health and welfare benefits offered to the executive immediately before termination; and (iii) pay all tax liability associated with the benefits provided under (i) and (ii). The individual will also receive the amount of any compensation he or she has previously earned, including compensation that has been deferred pursuant to a non-tax-qualified plan.

In exchange for these benefits, each of the covered individuals has agreed not to voluntarily terminate employment with the Company between the date on which a change in control is announced and the date on which it is either consummated or abandoned.

The agreements have no fixed expiration but can be cancelled by the Company upon one year’s notice.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Love, a director of the Company since 1999, is the President and Chief Executive Officer of Printpack, Inc., a customer of the Company. The Company sold tubes and cores to Printpack, Inc. in the amounts of $5.0 million, $4.4 million and $4.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. Additionally, the Company is currently negotiating a contract for the purchase of baled fiber cores the Company uses as raw materials in the manufacture of recycled paper, via a baler placement agreement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has sole responsibility for the selection of the Company’s independent registered public accounting firm. Its other material functions are outlined in a written charter adopted by the Board, which was amended in February 2006 and is attached to this proxy statement as Appendix C.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent auditors. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent auditors, including a review of the significant management judgments underlying the financial statements and disclosures.

The independent auditors report to us and to the Board. We have sole authority to appoint and to terminate the engagement of the independent auditors.

We have discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and have discussed with the independent auditors the auditors’ independence from the Company and its management. We have also considered whether the non-audit services provided by Deloitte & Touche LLP (as described below) were compatible with their independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, we have adopted additional policies directed at maintaining the independence of the independent auditors, such as prior committee approval of non-audit services and required audit partner rotation.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits including internal control testing under Section 404 of the Sarbanes-Oxley Act. We periodically meet with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. We also periodically meet in executive session.

In reliance on the reviews and discussions referred to above, we recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. We have also appointed the Company’s independent auditors for 2006, and this appointment is being submitted for shareholder ratification at the 2006 Annual Meeting.

AUDIT COMMITTEE:

Daniel P. Casey, Chairman

L. Celeste Bottorff

Eric R. Zarnikow

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Pre-Approval Policy

As mandated by SEC regulations, the Audit Committee has a pre-approval policy that outlines procedures intended to ensure that all audit and permitted non-audit services provided to the Company by its independent auditors are approved either directly by the Audit Committee in advance or pursuant to the detailed procedures reflected in the pre-approval policy. The policy provides that any proposed services will be classified into one of four possible service categories that the Audit Committee generally believes is either required, or permissible, for the independent auditors to perform, and then submitted to the Audit Committee for pre-approval, along with specific information regarding the proposed services and fees. The four general service categories are as follows: audit services, audit-related services, tax services, and other services for which use of the independent auditors would provide a synergistic benefit to the Company or from which the Company would benefit by virtue of the independent auditors’ unique or superior qualifications. In addition, pursuant to the policy, the Audit Committee annually pre-approves the provision of certain specified audit, audit-related and tax services, subject to specified quarterly budget restrictions that can be exceeded only if an additional approval is obtained from either the Audit Committee Chairman or the Committee as a whole.

Audit Fees

Deloitte & Touche, LLP billed us the following amounts in aggregate fees for fiscal year 2005 and 2004 audit services, the review of the financial statements included in quarterly reports on Form 10-Q during those years and the services that are normally provided by them in connection with statutory and regulatory filings, as well as, beginning in fiscal year 2004, the attestation of management’s assessment of internal control as required by section 404 of the Sarbanes-Oxley Act of 2002:

2005 — $1,233,619	2004 — $1,435,020

Audit-Related Fees

Deloitte & Touche billed us the following amounts in aggregate fees for fiscal years 2005 and 2004 for assurance and related services, other than those described above under “Audit Fees,” that are reasonably related to the performance of the audit or review of our financial statements:

2005 — $59,180	2004 — $41,930

In 2005, these fees were billed for employee benefit plan audit services. In 2004, these fees were billed for audit-related services for Sarbanes-Oxley Act section 404 advisory services as well as for employee benefit plan audit services.

Tax Fees

For 2005 and 2004, Deloitte & Touche billed us the following amounts in aggregate fees for tax compliance, tax advice and tax planning services:

2005 — $38,153.36	2004 — $349,722

All Other Fees

Aggregate fees billed for all other audit-related services rendered by Deloitte & Touche for fiscal years 2005 and 2004 were:

2005 — $0	2004 — $1,500

The services provided under this category in 2004 related to research software and in 2003 to a review of subsidiary accounting procedures.

Of all the fees reported above, none were approved pursuant to the de minimis exception to the audit committee pre-approval requirements specified in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche as the independent registered public accounting firm to audit the books of the Company and its subsidiaries for the current year and to report on the consolidated statement of financial position and related statement of operations of the Company and its subsidiaries. Representatives of Deloitte & Touche are expected to be present at the 2006 Annual Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Approval of the proposal to ratify the selection of the independent registered public accounting firm requires that the number of votes cast for the proposal exceed the number of votes cast against it. Should the shareholders vote negatively, the Audit Committee will consider a change in independent registered public accounting firms for the 2007 fiscal year.

The Board unanimously recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm to audit the books of the Company and its subsidiaries for the current year.

PROPOSALS FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to present proposals at next year’s annual meeting are advised that any such proposal must be received by the Secretary of the Company no later than the close of business on December 13, 2006 in order to be considered for inclusion in the Company’s proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record at least $2,000 in market value, or 1% of the outstanding Common Shares, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company’s proxy statement.

In addition, the Company’s bylaws prescribe procedures a shareholder must follow to make nominations for director candidates or propose any other business to be considered at an annual meeting. Shareholder nominations for director will be considered at an annual meeting or any other meeting at which an election is to be held if the shareholder delivers to the Secretary of the Company, not later than the close of business on the fifth business day following the date on which notice is first given to shareholders of the meeting at which such election is to be held, a notice setting forth the information specified in Section 3 of Article III of the Company’s bylaws. Other shareholder proposals will be considered at an annual meeting if the shareholder delivers to the Secretary of the Company at its principal executive office, no less than 60 nor more than 90 days prior to the meeting, a written notice setting forth the information specified in Section 15 of Article III of the Company’s bylaws. Notwithstanding the limitations described in the preceding sentence, in the event the Company’s annual meeting is held on a date other than the second Wednesday in May, and public disclosure of the date of the annual meeting is made less than 70 days prior to the meeting date, a shareholder’s notice of proposed business will be considered timely if received by the Company no later than the tenth day following the date of public disclosure of the meeting date. Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Secretary at 5000 Austell-Powder Spring Road, Suite 300, Austell, Georgia 30106.

OTHER MATTERS

The Board is not aware of any other matters that may be presented for action at the 2006 Annual Meeting, but if other matters do properly come before the meeting, it is intended that the Common Shares represented by the accompanying proxy appointment form will be voted by the persons named in the form in accordance with their best judgment.

You are cordially invited to attend this year’s meeting. However, whether you plan to attend the meeting or not, you are respectfully urged to sign and return the enclosed proxy appointment form, which will, of course, be returned to you at the meeting if you are present and so request.

James E. Rogers

Chairman of the Board

Michael J. Keough

President and Chief Executive Officer

APPENDIX A

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

I. PURPOSE

The primary function of the Nominating and Corporate Governance Committee (the “Committee”) is to assist the Corporation’s Board of Directors in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board and Board committee effectiveness and in generally assuring good corporate governance.

II. COMPOSITION

The Committee shall be comprised of three or more directors, appointed by the Board, who meet the independence requirements of applicable regulations, NASDAQ rules and such other criteria as the Board may establish.

Unless the Board appoints a Chair of the Committee, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least twice annually, or more frequently as circumstances dictate. The Committee may ask members of management or others to attend any meeting and provide information or advice as needed.

IV. POWERS, DUTIES AND RESPONSIBILITIES

To fulfill its responsibilities, the Committee shall:

Board Membership

(1) Make recommendations to the Board regarding the size and composition of the Board and the criteria for the selection of candidates for membership on the Board.

(2) Oversee the search for individuals qualified to become members of the Board, including by evaluating persons suggested by shareholders or others, and supervise appropriate inquiries into the backgrounds and qualifications of possible candidates.

(3) Recommend to the Board director nominees to be presented for shareholder approval at each annual meeting of shareholders and to fill any vacancies between annual meetings.

Board Committees

(4) Monitor and make recommendations to the Board with respect to the functions of the various committees of the Board.

(5) Recommend to the Board the membership of the various Board committees.

Management Succession

(6) Review management succession plans with the Chief Executive Officer.

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(7) Select and present to the Board the names of persons to be considered as successors to the Chief Executive Officer and President.

Corporate Governance

(8) Develop and recommend to the Board for its approval an annual self-evaluation process for the Board and each of its committees, and oversee the annual self-evaluations.

(9) Oversee the evaluation of management.

(10) Develop and recommend to the Board for its approval a set of corporate governance guidelines, review those guidelines periodically and recommend changes to the Board as appropriate.

(11) Develop and recommend to the Board for its approval a code of business conduct for the Corporation, review the code periodically and recommend changes to the Board as appropriate.

(12) Periodically review the frequency, structure and content of Board meetings and recommend changes to the Board as appropriate.

(13) Periodically review director fees and other compensation and advise the Compensation Committee on these matters.

(14) Consider any other matters of corporate governance raised by the Committee, the Board or management.

V. PROCESSES

After each Committee meeting, the Committee shall report its actions and recommendations to the Board.

The Committee shall conduct and present to the Board an annual review of its performance. In addition, the Committee shall review this Charter periodically and recommend any proposed revisions to the Board for its approval.

The Committee shall have the authority to delegate any of its responsibilities to subcommittees. The Committee shall also have the authority to engage a search firm to assist in identifying director candidates and to engage outside counsel and other advisors, in each case as it deems appropriate, and to set the terms (including fees) of all such engagements. The Corporation shall provide for appropriate funding, as determined by the Committee, for paying fees to outside advisors engaged by the Committee.

Revised: February 16, 2006

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APPENDIX B

COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

I. PURPOSE

The primary function of the Compensation Committee (the “Committee”) is to assist the Corporation’s Board of Directors in discharging its responsibilities related to compensation of the Corporation’s directors and executive officers.

II. COMPOSITION

The Committee shall be comprised of three or more directors appointed by the Board, each of whom shall be independent within the meaning of applicable regulations, NASDAQ rules and such other criteria as the Board may establish. In addition, each member of the Committee shall be a “Non-Employee Director” under Rule 16b-3 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Notwithstanding the foregoing, no action of the Committee shall be void or invalid because of the participation of a director who does not meet these requirements.

Unless the Board appoints a Chair of the Committee, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least twice annually, or more frequently as circumstances dictate. The Committee may ask members of management or others to attend any meeting and provide information or advice as needed.

IV. POWERS, DUTIES AND RESPONSIBILITIES

The Compensation Committee shall discharge the Board’s responsibilities with respect to compensation of the Corporation’s executive officers, including determination of certain compensation awards for senior executives, and produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement relating to its annual meeting of stockholders. Specifically, the Compensation Committee will:

Chief Executive Officer Compensation

(1) Review and approve on an annual basis the Corporation’s goals and objectives for compensation of the Chief Executive Officer (“CEO”) and evaluate the CEO’s performance in light of those goals and objectives at least annually.

(2) Based on this evaluation, determine, or recommend to the Board for its determination, the CEO’s compensation, including salary, bonus, and incentive and equity compensation (provided that the CEO may not be present during voting or deliberations on his or her compensation).

Other Compensation

(3) Review and approve on an annual basis the evaluation process and compensation structure of the Corporation’s other executive officers and evaluate those other officers’ performance at least annually.

(4) Based on this evaluation, determine, or recommend to the Board for its determination, the other executive officers’ compensation, including salary, bonus, incentive and equity compensation.

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(5) Review director fees and other compensation on a periodic basis and effect, or recommend to the Board, any changes that the Committee deems appropriate.

Equity and Incentive Plans

(6) Periodically review the Corporation’s equity-based and other incentive plans and revise such plans, or recommend revisions or new plans to the Board, as the Committee deems appropriate.

(7) Exercising the full authority of the Board, administer the Corporation’s equity-based and other incentive, compensation or benefit plans.

(8) Administer all plans that require “disinterested administration” under Rule 16b-3 under the Securities Exchange Act of 1934.

(9) Approve the amendment or modification of any compensation or benefit plan pertaining to executives of the Corporation that does not require stockholder approval.

(10) Review and recommend to the Board of Directors changes to the outside directors’ compensation.

Other Responsibilities

(11) Engage and determine funding for third-party consultants and other advisors.

(12) Prepare and publish an executive compensation report in the Corporation’s proxy statement for the annual meeting of shareholders.

V. PROCESSES

After each Committee meeting, the Committee shall report its actions and recommendations to the Board.

The Committee shall conduct and present to the Board an annual review of its performance. In addition, the Committee shall review this Charter periodically and recommend any proposed revisions to the Board for its approval.

The Committee shall have the authority to delegate any of its responsibilities to subcommittees. The Committee shall also have the authority to engage compensation consultants, outside counsel and other advisors, as it deems appropriate, and to set the terms (including fees) of all such engagements. The Corporation shall provide for appropriate funding, as determined by the Committee, for paying fees to outside advisors engaged by the Committee.

Revised: February 16, 2006

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APPENDIX C

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I. PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors of Caraustar Industries, Inc., (the “Corporation”) in overseeing (a) the Corporation’s accounting and financial reporting processes generally, (b) the audits of the Corporation’s financial statements, (c) the Corporation’s systems of internal controls regarding finance and accounting, (d) the Corporation’s compliance with legal and regulatory requirements, (e) the independent auditor’s qualifications and independence and (f) the performance of the Corporation’s internal audit function and independent auditors.

While the Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. That is the responsibility of management and the independent accountants.

The independent accountants are ultimately accountable to the Committee, which has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for shareholder approval in the proxy statement). The Committee has sole authority to appoint, determine funding for and oversee the work of the independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting). The independent accountants shall report directly to the Committee.

The Corporation shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent accountants for all audit and other services approved by the Committee or pursuant to its policies and to discharge any of the Committee’s powers or responsibilities. No member of the Audit Committee shall be compensated by the Corporation for any reason other than in connection with such member’s Board or Committee service.

II. COMPOSITION

The Committee shall be comprised of three or more directors as appointed by the Board, upon the recommendation of the Nominating and Corporate Governance Committee, each of whom will meet the independence, expertise and proficiency requirements established by applicable regulations and NASDAQ rules, as determined by the Board.

Unless a Chairman of the Committee is appointed by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee may ask members of management or others to attend any meeting and provide information or advice as needed. As part of its responsibility to foster open communication, the Committee should meet periodically with management, the internal auditors and the independent accountants in separate executive sessions to discuss any matters that the Committee or either of these groups believes should be discussed privately.

IV. POWERS, DUTIES AND RESPONSIBILITIES

In carrying out its intended purpose, the Audit Committee shall have the powers, duties and responsibilities delegated to it by the Board of Directors as set forth below. The Audit Committee shall:

Review of Documents and Reports; Audit Committee Report

1. Review this Charter at least annually and recommend its revision by the Board, as conditions require.

2. Review the Corporation’s annual financial statements, along with Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K, and any accompanying certification, report, opinion, or review by the independent accountants.

3. Review with management and the independent accountants prior to the release of earnings the Corporation’s quarterly financial statements and, prior to the filing of the Form 10-Q, review Management’s Discussion and Analysis of Financial Condition and Results of Operations.

4. Review and discuss with management and the independent auditor, as appropriate, earnings press releases, and financial information and earnings guidance provided by the Corporation to analysts and rating agencies.

5. Have the authority to retain special legal, accounting or other consultants to advise the Committee, and otherwise to seek information or advice in any manner it deems appropriate.

6. Inquire of management, the internal auditors and the independent accountants about policies with respect to risk assessment and management, significant risks or exposures and assess the steps management has taken to minimize such risks to the Corporation.

7. Provide a report or any other disclosures required of the Committee to be included in each proxy statement of the Company. Such report shall include the name of each Committee member and shall:

a. State whether the Committee has reviewed and discussed the audited financial statements with management;

b. Represent that the Committee has discussed the conduct of the audit with the independent auditors;

c. Represent that the Committee has received the written disclosures and the letter from the independent accountants required by Standard No. 1 of the Independence Standards Board;

d. State whether, based on a review of the audited financial statements and discussions with the independent accountants, the Committee recommended that the financial statements be included in the annual report for filing with the Securities and Exchange Commission; and

e. Include any other disclosures deemed necessary or advisable by the Committee.

Internal Auditors

8. Consider, in connection with the independent accountants and the internal auditors the audit scope and plan of the internal auditors.

9. Consider and review with management and the internal auditors:

a. Significant findings during the year and management’s responses thereto.

b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

c. Any changes required in the planned scope of their audit plan.

d. The internal audit department budget and staffing.

Independent Accountants

10. Select the independent accountants, considering independence and effectiveness, and approve the scope of the proposed audit for each fiscal year and the fees and other compensation to be paid to the independent accountants therefor.

11. Review and periodically discuss with the accountants all significant relationships the accountants have with the Corporation and others that may affect the accountants’ independence.

12. Review the performance of the independent accountants, and make a change with respect to the independent accountants if and when circumstances warrant.

13. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for reviewing the audit as required by law. Consider whether, in order to assure continuing independence of the independent accountants, it is appropriate to adopt a policy of rotating the independent accounting firm on a regular basis.

14. Periodically consult with the independent accountants out of the presence of management about internal controls and the Corporation’s financial statements.

15. Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent accountants, subject to such exceptions for non-audit services as permitted by applicable laws and regulations. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to full Committee as its next scheduled meeting.

16. Obtain and review a report from the independent auditors at least annually describing (a) the independent auditors’ internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditor and the Corporation.

17. Evaluate the qualifications, performance and independence of the independent accountants, including considering whether the provision of permitted non-audit services is compatible with maintaining the accountant’s independence, and taking into account the opinions of management and internal auditors.

18. Consider and set policies for the hiring of employees or former employees of the independent auditors.

Financial Reporting Processes

19. In consultation the independent accountants, review the integrity and adequacy of the Corporation’s financial reporting processes, both internal and external.

20. Discuss with the independent accountants their judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

21. Review and discuss quarterly reports from the independent accountants on: (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants; and (c) other material written communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

22. Consider and review with the independent accountants any significant findings and recommendations of those accountants, together with management’s responses thereto.

23. Consider, and approve if appropriate, any major changes to the Corporation’s auditing and accounting principles and practices suggested by the independent accountants or management.

24. Establish clear policies for the Corporation to follow in hiring employees or former employees of the independent auditors (which may include a prohibition on such hiring). Any such policies should consider the restriction that no registered public accounting firm may audit the Corporation if the Corporation’s chief executive officer, chief financial officer, chief accounting officer, controller or other persons serving similar functions were employed by the accounting firm and participated in the Corporation’s audit during the one year prior to commencement of the audit.

Process Improvement

25. Facilitate the reporting to the Committee by both management and the independent accountants of any significant judgments made in management’s preparation of the financial statements and the view of both management and the accountants as to appropriateness of such judgments.

26. After completion of the annual audit, review separately with both management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

27. Review and resolve any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

28. Review with the independent accountants and management the extent to which any changes or improvements in financial or accounting practices that have been approved by the Committee have been implemented.

29. Engage and determine funding for independent counsel and other advisors.

Miscellaneous

30. Establish procedures for the receipt, retention, and confidential and anonymous treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

31. Report Committee activities to the Board of Directors and make such recommendations to the Board of Directors as the Committee deems appropriate.

32. Receive reports regarding, and review, any “related party transactions,” as defined by applicable NASDAQ rules and determine whether to approve such transactions.

33. Approve any letter to be included in the Corporation’s annual report or proxy statement that describes the Committee’s composition and responsibilities and how they were discharged.

34. Conduct and present to the Board an annual evaluation of the Committee’s performance.

35. Perform any other activities consistent with this Charter, the Corporation’s bylaws and governing law that the Committee or the Board may deem necessary or appropriate.

Revised: February 16, 2006

REVOCABLE APPOINTMENT OF PROXY	CARAUSTAR INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2006 THIS APPOINTMENT OF PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints James E. Rogers and Michael J. Keough as Proxies with full power of substitution to act and vote for and on behalf of the undersigned, as designated below, all the shares of common stock of Caraustar Industries, Inc. (the “Company”) held of record by the undersigned on March 10, 2006, at the annual meeting of shareholders to be held at the Company’s corporate headquarters, 5000 Austell-Powder Springs Road, Threadmill Complex Suite 300, Austell, Georgia on May 17, 2006 or any adjournment thereof.

THE PROXIES WILL VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN AND FOR PROPOSAL 2 UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE THE PROXIES WILL VOTE AS DIRECTED.

(Continued and to be dated and signed on the reverse side.)

C

CARAUSTAR INDUSTRIES, INC. P.O. BOX 11126 NEW YORK, N.Y. 10203-0126

Ú DETACH PROXY CARD HERE Ú

	Please Mark, Sign, Date and Return this Proxy Promptly Using the Enclosed Postage Prepaid Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

1. ELECTION OF FOUR CLASS II DIRECTORS.				FOR	AGAINST	ABSTAIN
			2. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐

FOR ☐ WITHHOLD ☐ EXCEPTIONS ☐ ALL FOR ALL			3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting

Nominees:	Ronald J. Domanico, Charles H. Greiner, Jr., John T. Heald, Jr. and Michael J. Keough

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)			To change your address, please mark this box.			☐
			To include any comments, please mark this box.			☐

Exceptions _____________________________________________

SCAN LINE The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement and revokes all Appointments of Proxy heretofore given by the undersigned.

Please sign exactly as name appears on card. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

			________________________	________________
			Date Share Owner sign here	Co-Owner sign here